UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):               December 6, 2011

Joy Global Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-09299	39-1566457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780,
Milwaukee, WI 53202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
414-319-8500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2011, the board of directors of Joy Global Inc. (the “Company”) elected John T. Gremp as a director, to serve a term expiring following the election and qualification of his successor at the 2012 annual meeting of shareholders.  Mr. Gremp is the Chairman, President and Chief Executive Officer of FMC Technologies, Inc., which designs, manufactures and services systems and equipment for the oil and gas industry.  In connection with the appointment of Mr. Gremp, the board of directors designated him as an independent director under New York Stock Exchange listing standards.  Mr. Gremp’s committee assignments will be determined at a later date.

Mr. Gremp will receive compensation and be subject to indemnification for serving as a member of the board of directors consistent with the Company’s normal arrangements for non-employee directors, as described in the Company’s 2011 proxy statement.  As of the date of this Current Report on Form 8-K, neither Mr. Gremp nor any of his immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported under Item 404(a) of Regulation S-K.

A copy of the Company’s press release regarding the election of Mr. Gremp is filed as Exhibit 99.1 to this Form 8-K.

Item 8.01	Other Events

On December 6, 2011, the Company completed the previously announced transfer of the listing of its common stock to the New York Stock Exchange from the Nasdaq Global Select Market.  On such date, the Company’s common stock commenced trading on the New York Stock Exchange under the symbol “JOY.”

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	News Release dated December 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOY GLOBAL INC.
Date: December 6, 2011	By:	/s/ Ricky T. Dillon
Ricky T. Dillon
Vice President, Controller and Chief Accounting Officer
(Principal Accounting Officer)